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                                                                     Exhibit 8.1


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August 24, 1999


To the Addressees Listed
     on Schedule I Hereto

                           Re:      Advanta Mortgage Loan Trust 1999-3
                                    Mortgage Loan Asset-Backed Certificates,
                                    Series 1999-3
                                    --------------------------------------------

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan asset-backed certificates denominated Advanta Mortgage Loan Trust 1999-3, Mortgage Loan Asset-Backed Certificates, Series 1999-3 (collectively, the "Certificates"), pursuant to a Pooling and Servicing Agreement dated as of August 1, 1999 (the "Pooling and Servicing Agreement") among Advanta Conduit Receivables, Inc., as sponsor ("ACRI"), Advanta Mortgage Corp. USA, as master servicer (the "Master Servicer") and Bankers Trust Company of California, N.A., as trustee (the "Trustee").

         As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated August 10, 1999 (the "Prospectus"), a Preliminary Prospectus Supplement dated August 13, 1999 (the "Preliminary Prospectus Supplement") and a Prospectus Supplement dated August 17, 1999 (the "Prospectus Supplement") with respect to the Class A Certificates, and (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

         Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State, New York City and California in effect as of the date hereof, that:

                  1. Assuming that (a) each of the Lower-Tier REMIC and the Upper-Tier REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, each of the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as REMICs. Subject to the above, (i) the Lower-Tier REMIC Regular Interests, each Class of Class A Certificates and the Class B Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as one or more "regular interests" in the related REMIC and (ii) the Class R-I Certificates and Class R-II Certificates will be treated as the sole "residual interest" in the related REMIC.

                  2. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus, and "Material Federal Income Tax Consequences" and


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         "State Taxes" in the Preliminary Prospectus Supplement and the
         Prospectus Supplement are accurate and complete in all material respects.

                  3. As a consequence of the qualification of the Lower-Tier REMIC and the Upper-Tier REMIC each as a REMIC, the Class A Certificates and the Class B Certificates will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of the Lower-Tier REMIC and the Upper-Tier REMIC each as a REMIC, interest on the Class A Certificates and the Class B Certificates will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Class A Certificates and the Class B Certificates are treated as "real estate assets" under Section 856(c) of the Code.

                  4. The Trust will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

                  5. The Trust will not be subject to the California state income tax. While REMICS are subject to the California state minimum franchise tax imposed under Article 2, Section 23153 of the California Revenue and Taxation Code, no opinion is expressed as to whether the Trust is subject to such tax.

                  6. Neither the Trust nor any portion thereof, including, without limitation, the Supplemental Interest Account, will be treated as an association taxable as a corporation for federal income tax purposes.

                  7. The acquisition, in the manner contemplated by the Pooling and Servicing Agreement, by the Trust from time to time during the Pre-Funding Period of the Subsequent Mortgage Loans will not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, nor will any such acquisition result in either the Lower-Tier REMIC or the Upper-Tier REMIC engaging in a "prohibited transaction" under Section 860F(a) of the code.



                                          Very truly yours,


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                                   SCHEDULE I

Advanta Mortgage Corp. USA                     Ambac Assurance Corporation
10790 Rancho Bernardo Road                     One State Street Plaza
San Diego, California 92127                    New York, New York  10004

Bear, Stearns & Co. Inc.                       Bankers Trust Company of
as Representative of the Underwriters            California, N.A., as Trustee
245 Park Avenue                                Three Park Plaza
New York, New York  10167                      16th Floor
                                               Irvine, California 92714
Advanta Mortgage Loan Trust 1999-3
c/o Bankers Trust Company                      Moody's Investors Service, Inc.
  of California, N.A.                          99 Church Street
Three Park Plaza, 16th Floor                   New York, New York 10007
Irvine, California 92614
                                               Standard & Poor's Rating Services
                                               55 Water Street
                                               New York, New York 10041